EXHIBIT 99

ADP Reports Second Quarter Fiscal 2011 Results; Increases Fiscal 2011 Guidance

Revenues Rise 9%, 5% Organic; EPS From Continuing Operations Up 3% Excluding a Favorable Tax Item in Last Year's Second Quarter

ROSELAND, N.J., Jan. 26, 2011 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenue growth of 9%, 5% organic, to $2.4 billion for the second fiscal quarter ended December 31, 2010, Gary C. Butler, president and chief executive officer, announced today. Revenues were negatively impacted nearly 1% from unfavorable foreign exchange rates during the quarter compared with a year ago. Pretax earnings from continuing operations increased 1% and net earnings from continuing operations declined 2% from a year ago. Diluted earnings per share from continuing operations of $0.62 were flat with a year ago on fewer shares outstanding. Last year's second quarter included a favorable tax item which reduced the provision for income taxes $12.2 million and contributed approximately $0.02 to earnings per share in that quarter. Excluding last year's favorable tax item, net earnings and diluted earnings per share from continuing operations increased 2% and 3%, respectively.  ADP acquired nearly 2.4 million shares of its stock for treasury at a cost of about $102 million fiscal year-to-date. Cash and marketable securities were $1.4 billion at December 31, 2010.

Second Quarter Discussion

Commenting on the results, Mr. Butler said, "I am pleased with ADP's second quarter results and that the trends in our key business metrics continued to be positive. New business sales for Employer Services and PEO Services grew 16% in the quarter; client revenue retention, pays per control, PEO worksite employees, and client funds balances all increased as well. We are pleased with the first quarter acquisitions that we continue to integrate, and we closed three additional transactions during the second quarter. In Dealer Services, the automotive marketplace continued to stabilize.

Employer Services

"Employer Services' revenues grew 7% for the second quarter, 4% organically. In the United States, revenues from our traditional payroll and payroll tax filing business were flat.  Beyond payroll revenues grew 16% for the quarter, assisted by acquisitions. The number of employees on our clients' payrolls in the United States grew 2.4% for the quarter, as measured on a same-store-sales basis for our clients on our Auto Pay platform. Worldwide client retention improved 0.8 percentage points for the quarter. Employer Services' pretax margin declined 80 basis points for the quarter.  Higher selling expenses from strong sales growth pressured the pretax margin year over year. The pretax margin was also negatively impacted by investments in sales and service headcount made during the second half of last fiscal year. These items offset the scale benefit of higher organic revenue growth in the quarter. Recent acquisitions also negatively impacted the pretax margin.

"As stated above, combined Employer Services and PEO Services worldwide new business sales grew 16% for the second quarter compared with a year ago, with sales in most of our markets increasing double-digits. We were particularly pleased with strong double-digit growth in the large company market in the US, which has been slower to recover as the economy stabilizes. New business sales represent annualized recurring revenues anticipated from new orders.

PEO Services

"PEO Services' revenues increased 15% for the second quarter, all organic.  PEO Services' pretax margin declined 40 basis points from last year's second quarter.  Higher pass-through revenues continued to pressure the pretax margin. Additionally, higher selling expenses from increased sales, as well as increased headcount also pressured the pretax margin. Average worksite employees paid by PEO Services increased 11% for the second quarter, to approximately 221,000.

Dealer Services

"Dealer Services' revenues increased 26%, 4% organically for the second quarter. The automotive marketplace in the U.S. continued to stabilize and transaction revenues increased this quarter compared to a year ago. Dealership closings continued to subside, though revenues continued to be negatively impacted as anticipated by the carry-forward effect of dealership closings.  Total revenues benefited primarily from the Cobalt acquisition closed in the first quarter.  Dealer Services' pretax margin declined 260 basis points from a year ago, including over 300 basis points from the negative impact of acquisition-related costs. Dealer Services continued to gain market share with strong competitive win rates.

Interest on Funds Held for Clients

"The safety and liquidity of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the second quarter, interest on funds held for clients increased $1.3 million, or 1.0%, from $127.7 million to $129.0 million, due to an increase of 9.0% in average client funds balances, from $13.4 billion to $14.7 billion, partially offset by a decline of 30 basis points in the average interest yield to 3.5%.

Fiscal 2011 Forecast

"We anticipate no changes in the current economic environment. We continue to expect that the difficult expense and earnings comparisons will ease through the second half of fiscal 2011. Our current forecasts for fiscal 2011 have been updated as follows, and include the three new acquisitions closed in the quarter.

  Total revenues – excluding acquisitions closed to date during fiscal 2011, we anticipate about 5% revenue growth, up from our prior forecast of 3% to 5% growth, due to positive results achieved during the second quarter.  Including acquisitions closed to date during fiscal 2011, we anticipate about 9% revenue growth for the year, up from our prior forecast of 7% to 8% growth.
  Diluted earnings per share – we anticipate about 5% growth in earnings per share from continuing operations, compared with $2.37 earnings per share from continuing operations in fiscal 2010, which excludes favorable tax items. This is up from our prior forecast of 3% to 5% growth. Acquisition-related costs are anticipated to be dilutive to Employer Services' and Dealer Services' pretax margins as the reportable segments' results include a cost of capital charge related to the funding of acquisitions. This charge is eliminated in consolidation, and we therefore continue to anticipate no significant impact to diluted earnings per share from the acquisitions closed to date during fiscal 2011.
  Employer Services – excluding acquisitions closed to date during fiscal 2011, we anticipate about 5% revenue growth, up from our prior forecast of 4% growth, due to continued positive trends in our key business metrics. Including acquisitions closed to date during fiscal 2011, we anticipate 6% to 7% revenue growth, up from our prior forecast of about 5% growth.  Excluding acquisitions closed to date during fiscal 2011, we continue to anticipate up to 50 basis points of pretax margin improvement. Including acquisitions closed to date during fiscal 2011, we anticipate up to 20 basis points of pretax margin improvement.
  Pays per control – up approximately 2.0% for the year, up from our prior forecast of up at least 1.0%
  Client revenue retention – up over 0.5 percentage points, up from our prior forecast of up approximately 0.5 percentage points
  PEO Services – about 15% revenue growth driven by higher benefits pass through revenues, compared with our prior forecast of 13% to 15% revenue growth.  We continue to anticipate a decline in pretax margin due to increased benefits pass through revenues and the grow-over impact of last year's $9 million favorable state unemployment tax settlement.
  Employer Services and PEO Services new business sales – continue to anticipate high single-digit growth compared to $1.0 billion sold in fiscal 2010.
  Dealer Services – excluding acquisitions closed to date during fiscal 2011, we anticipate 2% to 3% revenue growth, up from our prior forecast of up to 2% growth due to the positive results achieved during the second quarter. Excluding acquisitions, we anticipate at least 50 basis points of pretax margin improvement, up from our prior forecast of slight improvement in pretax margin. Including acquisitions closed to date during fiscal 2011, we continue to anticipate revenue growth of over 20%. We anticipate a decline in pretax margin of 150 to 200 basis points, compared with our prior forecast of up to 200 basis points decline.

"Interest on funds held for clients is expected to decline $15 to $20 million, or 3% to 4%, from $542.8 million in fiscal 2010. This is based on an approximate 30 to 40 basis point decline in the expected average interest yield to about 3.2% to 3.3%, partially offset by 7% to 8% growth in average client funds balances.  This is updated from our previously forecasted decline of $20 to $25 million, or 4% to 5%, based on a 40 basis point decline in the average interest yield and growth in average client funds balances of 5% to 7%.  The interest assumptions in our current forecasts are based on Fed Funds futures contracts and forward yield curves as of January 24, 2011. The Fed Funds futures contracts do not anticipate any changes during the fiscal year in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of January 24, 2011 were used to forecast new purchase rates for the client extended and client long portfolios, respectively.

"We remain keenly focused on executing against our 5-point strategic growth program. The strength of ADP's business model is evident in our results through the first half of fiscal 2011. We continue to make the right investments in new solutions, in our salesforce and client service, all of which support ADP's leading market position. I am pleased with our results and am confident in our ability to deliver strong revenue and earnings growth over our strategic planning horizon." Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2009, 2010 and fiscal 2011 have been updated for the second quarter of fiscal 2011 and have been posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data.

An analyst conference call will be held today, Wednesday, January 26 at 8:30 a.m. EST.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with nearly $9 billion in revenues and about 550,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	December 31,	June 30,
	2010	2010

Assets
Cash and cash equivalents/Short-term marketable securities	$ 1,342.0	$ 1,671.2
Other current assets	1,811.0	1,812.9
Total current assets before funds held for clients	3,153.0	3,484.1
Funds held for clients	24,218.5	18,832.6
Total current assets	27,371.5	22,316.7

Long-term marketable securities	99.3	104.3
Property, plant and equipment, net	676.9	673.8
Other non-current assets	4,512.6	3,767.4
Total assets	$ 32,660.3	$ 26,862.2

Liabilities and Stockholders' Equity
Other current liabilities	1,810.8	1,915.5
Client funds obligations	23,682.1	18,136.7
Total current liabilities	25,492.9	20,052.2

Long-term debt	35.1	39.8
Other non-current liabilities	1,356.7	1,291.3
Total liabilities	26,884.7	21,383.3

Total stockholders' equity	5,775.6	5,478.9
Total liabilities and stockholders' equity	$ 32,660.3	$ 26,862.2

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,921.0	$ 1,761.4	$ 3,684.8	$ 3,435.7
Interest on funds held for clients	129.0	127.7	255.8	255.6
PEO revenues (note A)	355.7	308.9	694.6	602.8
TOTAL REVENUES	2,405.7	2,198.0	4,635.2	4,294.1

EXPENSES:
Costs of revenues:
Operating expenses	1,173.6	1,046.9	2,290.3	2,050.4
Systems development and programming costs	142.1	120.5	277.0	246.2
Depreciation and amortization	64.6	59.8	124.9	120.2
TOTAL COSTS OF REVENUES	1,380.3	1,227.2	2,692.2	2,416.8

Selling, general and administrative expenses	570.1	518.9	1,085.7	1,010.5
Interest expense	2.8	2.5	5.6	5.6
TOTAL EXPENSES	1,953.2	1,748.6	3,783.5	3,432.9

Other income, net	(32.1)	(29.6)	(69.3)	(63.4)

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	484.6	479.0	921.0	924.6

Provision for income taxes	174.5	164.0	332.4	326.6

NET EARNINGS FROM CONTINUING OPERATIONS	$ 310.1	$ 315.0	$ 588.6	$ 598.0

Earnings from discontinued operations, net of provision for income taxes of $0.3 and $0.8 for the three and six months ended December 31, 2009.	--	0.8	--	1.9

NET EARNINGS	$ 310.1	$ 315.8	$ 588.6	$ 599.9

Basic Earnings Per Share from Continuing Operations	$ 0.63	$ 0.63	$ 1.20	$ 1.19
Basic Earnings Per Share from Discontinued Operations	--	--	--	--
Basic Earnings Per Share	$ 0.63	$ 0.63	$ 1.20	$ 1.20

Diluted Earnings Per Share from Continuing Operations	$ 0.62	$ 0.62	$ 1.19	$ 1.18
Diluted Earnings Per Share from Discontinued Operations	--	--	--	--
DILUTED EARNINGS PER SHARE	$ 0.62	$ 0.62	$ 1.19	$ 1.19

Dividends declared per common share	$ 0.3600	$ 0.3400	$ 0.7000	$ 0.6700

(A) Professional Employer Organization (PEO) revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $4,231.3 and $3,814.5 for the three months ended December 31, 2010 and 2009, respectively, and $7,582.7 and $6,615.6 for the six months ended December 31, 2010 and 2009, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	December 31,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 1,663.0	$ 1,555.6	$ 107.4	7%
PEO Services	358.2	311.2	47.0	15%
Dealer Services	375.3	298.5	76.8	26%
Other	9.2	32.7	(23.5)	(72)%
	$ 2,405.7	$ 2,198.0	$ 207.7	9%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 431.5	$ 416.4	$ 15.1	4%
PEO Services	35.8	32.5	3.3	10%
Dealer Services	57.5	53.6	3.9	7%
Other	(40.2)	(23.5)	(16.7)	71%
	$ 484.6	$ 479.0	$ 5.6	1%
Pre-tax margin (A)
Employer Services	25.9%	26.8%	(0.8)%
PEO Services	10.0%	10.4%	(0.4)%
Dealer Services	15.3%	18.0%	(2.6)%
Other	n/m	n/m	n/m
	20.1%	21.8%	(1.6)%

	Six Months Ended
	December 31,
	2010	2009	Change	% Change
Revenues (A)
Employer Services	$ 3,222.2	$ 3,032.2	$ 190.0	6%
PEO Services	699.5	607.4	92.1	15%
Dealer Services	711.7	600.0	111.7	19%
Other	1.8	54.5	(52.7)	97%
	$ 4,635.2	$ 4,294.1	$ 341.1	8%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 808.2	$ 784.5	$ 23.7	3%
PEO Services	64.1	67.9	(3.8)	(6)%
Dealer Services	108.3	98.4	9.9	10%
Other	(59.6)	(26.2)	(33.4)	(100)+%
	$ 921.0	$ 924.6	$ (3.6)	0%
Pre-tax margin (A)
Employer Services	25.1%	25.9%	(0.8)%
PEO Services	9.2%	11.2%	(2.0)%
Dealer Services	15.2%	16.4%	(1.2)%
Other	n/m	n/m	n/m
	19.9%	21.5%	(1.7)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2011 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended December 31,
	2010	2009	Change in other income, net
Components of other income, net:
Interest income on corporate funds	$ (27.9)	$ (31.2)	$ (3.3)
Realized gains on available-for-sale securities	(5.4)	(2.2)	3.2
Realized losses on available-for-sale securities	1.8	4.8	3.0
Realized gains on investment in Reserve Fund	--	(0.4)	(0.4)
Impairment losses on available-for-sale securities	--	--	--
Impairment loss on assets held for sale	--	--	--
Gains on sales of buildings	--	--	--
Other, net	(0.6)	(0.6)	--
Total other income, net	$ (32.1)	$ (29.6)	$ 2.5

	Six Months Ended December 31,
	2010	2009	Change in other income, net
Components of other income, net:
Interest income on corporate funds	$ (58.7)	$ (67.5)	$ (8.8)
Realized gains on available-for-sale securities	(17.6)	(10.2)	7.4
Realized losses on available-for-sale securities	2.2	12.1	9.9
Realized gains on investment in Reserve Fund	--	(0.4)	(0.4)
Impairment losses on available-for-sale securities	--	5.3	5.3
Impairment loss on assets held for sale	8.6	--	(8.6)
Gains on sales of buildings	(1.8)	(1.5)	0.3
Other, net	(2.0)	(1.2)	0.8
Total other income, net	$ (69.3)	$ (63.4)	$ 5.9

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	December 31,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 310.1	$ 315.0	$ (4.9)	(2)%
Net earnings	$ 310.1	$ 315.8	$ (5.7)	(2)%
Basic weighted average shares outstanding	492.0	502.0	(10.0)	(2)%
Basic earnings per share from continuing operations	$ 0.63	$ 0.63	$ --	0%
Basic earnings per share	$ 0.63	$ 0.63	$ --	0%

Diluted net earnings from continuing operations	$ 310.1	$ 315.0	$ (4.9)	(2)%
Diluted net earnings	$ 310.1	$ 315.8	$ (5.7)	(2)%
Diluted weighted average shares outstanding	496.9	506.2	(9.3)	(2)%
Diluted earnings per share from continuing operations	$ 0.62	$ 0.62	$ --	0%
Diluted earnings per share	$ 0.62	$ 0.62	$ --	0%

	Six Months Ended
	December 31,
	2010	2009	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 588.6	$ 598.0	$ (9.4)	(2)%
Net earnings	$ 588.6	$ 599.9	$ (11.3)	(2)%
Basic weighted average shares outstanding	491.7	501.7	(10.0)	(2)%
Basic earnings per share from continuing operations	$ 1.20	$ 1.19	$ 0.01	1%
Basic earnings per share	$ 1.20	$ 1.20	$ --	0%

Diluted net earnings from continuing operations	$ 588.6	$ 598.0	$ (9.4)	(2)%
Diluted net earnings	$ 588.6	$ 599.9	$ (11.3)	(2)%
Diluted weighted average shares outstanding	495.9	504.8	(8.9)	(2)%
Diluted earnings per share from continuing operations	$ 1.19	$ 1.18	$ 0.01	1%
Diluted earnings per share	$ 1.19	$ 1.19	$ --	0%

	Three Months Ended
	December 31,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	4%	(2)%
PEO Services	15%	9%
Dealer Services	4%	(7)%

Employer Services:
Change in pays per control - AutoPay product	2.4%	(5.0)%
Change in client revenue retention percentage - worldwide	0.8 pts	(0.1) pts
Employer Services/PEO new business sales growth - worldwide	16%	(3)%

PEO Services:
Paid PEO worksite employees at end of period	224,000	201,000
Average paid PEO worksite employees during the period	221,000	200,000

	Six Months Ended
	December 31,
	2010	2009
Key Statistics:
Internal revenue growth:
Employer Services	4%	(2)%
PEO Services	15%	8%
Dealer Services	2%	(6)%

Employer Services:
Change in pays per control - AutoPay product	2.1%	(5.7)%
Change in client revenue retention percentage - worldwide	1.2 pts	(0.6) pts
Employer Services/PEO new business sales growth - worldwide	8%	(2)%

PEO Services:
Paid PEO worksite employees at end of period	224,000	201,000
Average paid PEO worksite employees during the period	218,000	198,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	December 31,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.1	$ 1.6	$ (0.5)	(29)%
Corporate extended	2.9	2.7	0.2	9%
Total corporate	4.0	4.3	(0.2)	(6)%
Funds held for clients	14.7	13.4	1.2	9%
Total	$ 18.7	$ 17.7	$ 1.0	6%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.0%	0.8%
Corporate extended	3.3%	4.1%
Total corporate	2.8%	2.9%
Funds held for clients	3.5%	3.8%
Total	3.4%	3.6%

Net unrealized gain position at end of period	$ 557.9	$ 580.6

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.4	$ 2.2
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.5
	$ 2.9	$ 2.7

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.5%	0.2%

Interest on funds held for clients	$ 129.0	$ 127.7	$ 1.3	1%
Corporate extended interest income (B)	24.6	27.7	(3.1)	(11)%
Corporate interest expense-short-term financing (B)	(2.1)	(1.1)	(0.9)	(83)%
	$ 151.5	$ 154.2	$ (2.7)	(2)%

	Six Months Ended
	December 31,
	2010	2009	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.3	$ 1.6	(0.3)	(19)%
Corporate extended	2.9	2.9	--	(1)%
Total corporate	4.1	4.4	(0.3)	(7)%
Funds held for clients	14.2	13.0	1.2	9%
Total	$ 18.4	$ 17.5	$ 0.9	5%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.0%	0.9%
Corporate extended	3.6%	4.2%
Total corporate	2.8%	3.0%
Funds held for clients	3.6%	3.9%
Total	3.4%	3.7%

Net unrealized gain position at end of period	$ 557.9	$ 580.6

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.3	$ 2.4
U.S. & Canadian reverse repurchase agreement borrowings	0.6	0.5
	$ 2.9	$ 2.9

Average interest rates paid on:
U.S. commercial paper borrowings	0.3%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.2%

Interest on funds held for clients	$ 255.8	$ 255.6	$ 0.2	0%
Corporate extended interest income (B)	51.9	60.3	(8.4)	(14)%
Corporate interest expense-short-term financing (B)	(4.1)	(2.9)	(1.2)	(43)%
	$ 303.6	$ 313.0	$ (9.5)	(3)%

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	December 31,
	2010	2009

Corporate extended interest income	$ 24.6	$ 27.7
All other interest income	3.3	3.5
Total interest income on corporate funds	$ 27.9	$ 31.2

Corporate interest expense - short-term financing	$ 2.1	$ 1.1
All other interest expense	0.7	1.4
Total interest expense	$ 2.8	$ 2.5

	Six Months Ended
	December 31,
	2010	2009

Corporate extended interest income	$ 51.9	$ 60.3
All other interest income	6.8	7.2
Total interest income on corporate funds	$ 58.7	$ 67.5

Corporate interest expense - short-term financing	$ 4.1	$ 2.9
All other interest expense	1.5	2.7
Total interest expense	$ 5.6	$ 5.6

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the three and six months ended December 31, 2009 and for the twelve months ended June 30, 2010 to adjusted results that exclude the impact of favorable tax items. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, improves their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies. Since adjusted earnings from continuing operations and adjusted diluted EPS are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, earnings from continuing operations and diluted EPS from continuing operations and they may not be comparable to similarly titled measures employed by other companies.

Three months ended December 31, 2009
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 479.0	$ 164.0	$ 315.0	$ 0.62

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 479.0	$ 176.2	$ 302.8	$ 0.60

Six months ended December 31, 2009
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 924.6	$ 326.6	$ 598.0	$ 1.18

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 924.6	$ 338.8	$ 585.8	$ 1.16

Twelve months ended June 30, 2010
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 1,863.2	$ 655.9	$ 1,207.3	$ 2.40

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 1,863.2	$ 668.1	$ 1,195.1	$ 2.37

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, should be considered in evaluating any forward-looking statements contained herein.

CONTACT: ADP Investor Relations
         Elena Charles, 973.974.4077
         Debbie Morris, 973.974.7821